EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-59382, 333-85225, 333-58771, 333-45691, 333-08475, 333-03937, 033-63499, 033-63501, 033-42516, 333-102854, and 033-63503) pertaining to the Artesyn Technologies, Inc. Employees’ Tax-Favored Thrift and Savings Plan of our report dated June 25, 2003, with respect to the financial statements and schedule of the Artesyn Technologies, Inc. Employees’ Tax-Favored Thrift and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

West Palm Beach, Florida

June 25, 2003